Exhibit 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 1998, 1999, 2000, 2001, 2002 and the three months ended March 31, 2003. As earnings are inadequate to cover the combined fixed charges, we have provided the deficiency amounts. For purposes of this computation, "Earnings" consist of loss before income taxes, excluding the cumulative effect of a change in accounting principle, plus fixed charges, and "fixed charges" consist of interest and the amortization of debt issuance costs and debt discount incurred and the portion of rental expense deemed by us to be representative of the interest factor of rental payments under leases.

                                                                   Year Ended December 31,                             Three months
                                      ------------------------------------------------------------------------------      ended
                                           1998            1999             2000             2001            2002     March 31, 2003
                                      ------------    ------------     ------------     ------------    ------------  --------------
                                                                                (in thousands)
     Net loss before cumulative
         effect of a change in
         accounting principle (A)     $  (117,886)    $   (74,719)     $   (59,277)     $   (42,995)    $   (32,596)     $  (20,320)

     Interest expense on
         indebtedness and
         amortization of debt
         issuance costs and debt
         discount                     $     8,322     $    12,979      $    13,119      $    13,601     $     6,295      $    2,682

     Portion of rent expense
         representative of interest   $     3,386     $     3,514      $     3,727      $     3,466     $     3,124      $      730
                                      ------------    ------------     ------------     ------------    ------------     ----------

Earnings
                                      $  (106,178)    $   (58,226)     $   (42,431)     $   (25,928)    $   (23,177)     $  (16,908)
     Interest expense on
         indebtedness and
         amortization of debt
         issuance costs and debt
         discount                     $     8,322     $    12,979      $    13,119      $    13,601     $     6,295      $    2,682

     Portion of rent expense
         representative of interest         3,386           3,514            3,727            3,466           3,124             730
                                      ------------    ------------     ------------     ------------    ------------     ----------

Total fixed charges                   $    11,708     $    16,493      $    16,846      $    17,067     $     9,419      $    3,412
                                      ============    ============     ============     ============    ============     ==========
Ratio of earnings to fixed charges              -               -                -                -               -               -
                                      ------------    ------------     ------------     ------------    ------------     ----------
Coverage deficiency                   $  (117,886)    $   (74,719)     $   (59,277)     $   (42,995)    $   (32,596)     $  (20,320)
                                      ============    ============     ============     ============    ============     ==========


(A) In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements. We implemented SAB No. 101 in the fourth quarter of 2000 as a change in accounting principle. The cumulative effect of this change to December 31, 1999, which was recorded in 2000, was $13.1 million.